Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-115337) pertaining to the TRW Automotive 401(k) Savings Plan of our report dated June 27, 2014, with respect to the financial statements and schedules of the TRW Automotive 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Detroit, Michigan
June 27, 2014